Exhibit 10.16

November 29, 2011

Wes Parks

1710 Lyttleton Street

Camden, SC 29020

Re:                               Neff Rental LLC Employment Letter

Dear Wes:

We have recently engaged in a review of the company’s employment agreements and have approved an initiative to simplify our contractual relationships with our most valued employees and eliminate any uncertainty arising out of the year-to-year nature of your employment contract.

Your current employment agreement automatically renews annually unless written notice is provided prior to expiration. Under certain circumstances, you may be entitled to a severance benefit if your employment is terminated during the term of your agreement. However, if your employment agreement is not renewed (either by you, the company or any successor owner) you may not be entitled to any severance benefits at the time of your separation from the company.

Through this initiative, the company proposes to replace your year-to-year employment agreement and provide you with a severance benefit that is not tied to a fixed employment term. If your employment is terminated without cause or if you resign for good reason at any time, you will be entitled to receive a severance payment equal to twenty-four (24) months of your base salary, payable over an equal period of time. During this twenty-four (24) month period, you will be entitled to participate in the company’s health insurance plan and you will also be subject to non-compete, non-solicit and other restrictions. In addition, the Company has the option to reduce the duration of your non-compete in which case your severance package will be reduced by an equal amount (but by no more than 50% in either case).

Further information regarding this severance benefit, including information regarding the obligations that accompany it, is set forth in the attached Memorandum Regarding Executive Severance Policy.

Under our proposal, you will continue to serve as Vice President — Atlantic Region of the Company and your annual base salary will continue to be $242,000. In addition, you will continue to remain eligible to receive an annual bonus, salary increase, benefits, vacation, expense reimbursement and car allowance, all in accordance with the Company’s policy.

We are pleased to make this proposal to you and see it as an opportunity to reaffirm our commitment to our key employees. Please sign and date both copies of this letter, keep one for your file and return the other to Marilyn Wellman at the corporate office. Should you have any questions about this proposal please do not hesitate to contact me.

We value your dedication to the success of the Company and hope that you continue to find your employment here enjoyable and professionally rewarding.

Sincerely,

[ILLEGIBLE]
Chief Executive Officer

ACKNOWLEDGMENT:

I accept this proposal with respect to my employment by Neff Rental LLC and agree to the terms and conditions as outlined above and in the attached Memorandum Regarding Executive Severance Policy (the “Severance Policy”). I agree that this letter constitutes the Employment Letter referred to in the Severance Policy, that it supersedes any preexisting employment agreement, and that together with the Neff Rental LLC Employee Manual and the Severance Policy, it represents the entire agreement between me and Neff Rental LLC or any of its affiliates (the “Company”) with respect to my employment. I further agree that no verbal or written agreements, promises or representations that are not specifically contained herein are or will be binding upon the Company. I agree that my employment is for no set term, that our employment relationship is strictly voluntary and at-will on both sides and that my employment may be terminated by either party at any time, with or without notice, with or without cause or reason. I have received and read a copy of the Severance Policy and the Employee Manual, have been given an opportunity to ask any questions of the Company I may have, and agree to abide by the terms and conditions thereof, including the non-competition and non-solicit restrictions contained in the Severance Policy.

[ILLEGIBLE]	11-29-2011
Signature	Date

2

MEMORANDUM REGARDING

NEFF RENTAL LLC

EXECUTIVE SEVERANCE POLICY

This Memorandum is issued in connection with the severance policy adopted by Neff Rental LLC (the “Company”) as of November 1, 2011. Under the terms of your employment with the Company, you may be entitled to a severance package from the Company if your employment is terminated without cause or for good reason. This Memorandum provides further information regarding the amount of your severance package, the meaning of “cause” and “good reason” and the restrictive covenants (including the non-competition and non-solicit) that are integral parts of your employment.

1.                      Severance Package. In the event the Company terminates your employment without Cause (as defined below) or if you resign for Good Reason (as defined below), then the Company shall pay you as severance (the “Severance Payment”) the amount specified in your current employment letter with the Company (the “Employment Letter”). Such Severance Payment shall be paid in substantially equal monthly installments during the time period set forth in your Employment Letter beginning with the Company’s first regular payroll date that occurs at least thirty (30) days following your termination in accordance with the customary payroll practices of the Company and is subject to your execution of the Company’s standard form of release. In addition, for so long as you are entitled to receive a Severance Payment, you shall also be entitled to participate in or benefit from the Company’s health insurance plan then in effect in accordance with the eligibility and other provisions and policies thereof.

2.                      Employee Obligations Upon Termination of Employment.

(a)                            For so long as you are employed by the Company and during the period of time specified in your Employment Letter following your termination from the Company (the “Restricted Period”), you shall not, and shall not prepare to, directly or indirectly engage in, have any interest in (including through the investment of capital or lending of money or property), or manage, operate or otherwise render any services to, any person that engages in (either directly or through any subsidiary or affiliate thereof) a Competitive Business (as defined below). This specific Restricted Period is referred to as your “Non-Compete Period”. Notwithstanding the foregoing, you shall be permitted to acquire a passive stock or equity interest in a publicly-traded Competitive Business, provided that such stock or other equity interest acquired is not more than one percent (1%) of the outstanding interest in such business.

(b)                            Notwithstanding anything contained herein to the contrary, the Company may, in its sole discretion, reduce your Non-Compete Period by up to fifty percent (50%); any such reduction will result in a corresponding reduction in your Severance Payment. For example, the Company may elect to reduce a 6 month Non-Compete Period to 3 months. Should the Company elect to do so, the Severance Payment will be similarly reduced to 3 months (paid in substantially equally monthly installments in accordance with Section 1 above) and you shall be eligible to receive 3 months of health insurance (subject to payment of any employee-portion required for coverage).

(c)                             For so long as you are employed by the Company and during the Restricted Period, you shall not, directly or indirectly, either for yourself or on behalf of any other person,

(i) Solicit (as defined below) any person who was employed by the Company who was either at the management level or above or a direct report of yours at any time during the twelve (12)-month period immediately prior to the date your employment with the Company terminates (a “Company Employee”), or (ii) participate in any way in a decision to hire a Company Employee for anyone other than the Company.

(d)                            For so long as you are employed by the Company and during the Restricted Period, you shall not, directly or indirectly, either for yourself or on behalf of any other person, (i) call upon or solicit the business of any person who is or who had been at any time during the twelve-month period immediately prior to the date of your termination, a customer of the Company or (ii) divert business, supplies, services or materials from, or otherwise interfere with, the Company’s business relationship with any of the Company’s customers, suppliers or vendors.

(e)                             You shall not at any time, directly or indirectly, use or purport to authorize any person to use any name, mark, logo, trade dress or identifying words or images that are the same as or similar to those used at any time by the Company in connection with any product or service.

(f)                              You shall maintain in confidence and shall not directly or indirectly, use, disseminate, disclose or publish, or use for your benefit or the benefit of any other person, any Proprietary Information (as defined below), or deliver to any other person, any document, record, notebook, computer program or similar repository of or containing any such Proprietary Information. Your obligations hereunder shall continue so long as such Proprietary Information is not, or has not by legitimate means become, generally known and in the public domain and continues to he maintained as Proprietary Information by the Company. You recognize and acknowledge that the Proprietary Information is important, material and affects the successful conduct of the businesses of the Company (and any successor or assignee of the Company).

(g)                             Your access to and use of the Company’s computer systems, networks and equipment, and all Company information contained therein, shall be restricted to legitimate business purposes on behalf of the Company; any other access to or use of such systems, network and equipment is without authorization and is prohibited. The restrictions contained in this section shall extend to any personal computers or other electronic devices that you use for business purposes relating to the Company. You shall not transfer any Company information to any personal computer or other electronic device that is not otherwise used for any business purpose relating to the Company.

(h)                            Upon your termination of employment with the Company for any reason, or upon request, you shall promptly deliver to the Company (i) all correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents or any other documents that are Proprietary Information, including all physical and digital copies thereof, (ii) all other Company property (including any computers, wireless or other electronic communication devices and related accessories (including their respective SIM cards or other storage devices), files, electronic storage devices, identification cards, keys, credit cards and other similar items) that is in your possession, custody or control and (iii) all materials created by you during your employment that relate to the business of the Company, without retaining a copy thereof. In addition, upon your termination of employment with the Company for any reason, or upon request, your authorization to access and permission to use the Company’s computer systems, networks and equipment, and any Company information contained therein, shall end, and you shall provide the Company with all passwords and similar information that may be necessary for the Company to access materials on which you worked.

(i)                                You shall not disparage the Company, any of its products or practices, or any of its directors, officers, agents, representatives, owners or affiliates, either orally or in writing, at any time, provided that you may confer in confidence with your legal representatives and make truthful statements as required by law.

3.                      Effect of Breach. You recognize and acknowledge that a breach of the covenants contained in Memorandum will cause irreparable damage to the Company and its goodwill, the exact amount of which will be difficult or impossible to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, in the event of a breach of any of the covenants contained in this Memorandum, in addition to any other remedy that may be available at law or in equity, the Company shall be entitled (a) to specific performance and injunctive relief, (b) to immediately cease any Severance Payment being paid to you, (c) to recoup from you any Severance Payment previously paid (to the extent such amounts are greater than ten thousand dollars ($10,000)), which you shall immediately repay, (d) to require you to account for and pay over to the Company any net profit earned during the twelve (12) month period prior to your date of termination from, or on account of, any options or other awards issued or granted to you, as well as any annual bonus received by you during the twelve (12) month period immediately preceding your date of termination, which you shall immediately repay if required, and (e) to recover all costs (including reasonable attorneys’ fees and expenses) incurred in connection with any action to enforce the provisions of this Memorandum.

4.                      Governing Law. This Memorandum and the obligations imposed hereunder shall be governed, construed, interpreted and enforced in accordance with the substantive laws of the State of Florida, without reference to the principles of conflicts of law of Florida or any other jurisdiction, and where applicable, the laws of the United States.

5.                      Validity. The invalidity or unenforceability of any provision or provisions of this Memorandum shall not affect the validity or enforceability of any other provision of this Memorandum, which shall remain in full force and effect.

6.                      Waiver of Jury Trial. To the extent permitted by law, you knowingly, voluntarily and intentionally waive any right that you may have to a trial by jury in any litigation arising in any way in connection with this Memorandum or your Employment Letter. You acknowledge that you have had the opportunity to consult with legal counsel prior to agreeing to the terms of this Memorandum and that you have discussed this waiver with such legal counsel, or have had adequate opportunity to seek such counsel.

7.                      Definitions. The following definitions shall apply to this Memorandum:

(a)                    “Cause” shall mean any of the following: (i) a material failure to substantially perform your job duties; (ii) your failure to carry out, or comply with, in any material respect, any lawful directive of the Board of Managers (the “Board”) or Chief Executive Officer of the Company; (iii) your commission at any time of any act or omission that results in, or may reasonably be expected to result in, a conviction, plea of no contest, plea of nolo contendere, or imposition of unadjudicated probation for any felony or crime involving moral turpitude; (iv) your unlawful use (including being under the influence) or possession of illegal drugs on the Company’s premises or while performing your job duties; (v) your commission at any time of any act of fraud, embezzlement, misappropriation, misconduct, conversion of assets of the Company, or breach of fiduciary duty against the Company; or (vi) gross negligence in the performance of, or willful disregard of your obligations to the Company, or your willful or material breach of the terms of this policy or other agreements with the Company; and which, in the case of clauses (i) and (ii), continues beyond ten (10) days after the Company has provided you with notice of such failure or breach (to the extent that, in the reasonable judgment of the Board, such failure or breach can be cured). In addition, your employment shall be deemed to have terminated for Cause if, after your employment has terminated, facts and circumstances are discovered that would have justified a termination for Cause. Whether or not an event giving rise to Cause occurs will be determined by the Board in its sole discretion.

(b)                            “Competitive Business” shall mean any business that sells or rents construction or industrial equipment, or engages in the sale of maintenance, repair or operating supplies in connection therewith or in any other business in which the Company is engaging, or in which the Company has taken material steps toward engaging in as of your terminated ate, in each case in the specific geographic areas in which the Company operates or has taken steps towards operating in.

(c)                             “Good Reason” shall mean any of the following, without your written consent: (i) a material reduction in your annual base salary, (ii) a material modification of your duties where such modification constitutes a demotion, or (iii) the Company requires you to relocate (on a permanent basis) to an office that is located in a region other than the one in which you are currently employed and such new office is at least fifty (50) miles from the office where you are currently based.

(a)                            “Proprietary Information” shall mean confidential or proprietary information or trade secrets of or relating to the Company, including information with respect to the Company’s operations, processes, protocols, products, inventions, business practices, finances, principals, vendors, suppliers, customers, potential customers, marketing methods, costs, prices, contractual relationships, regulatory status, compensation paid to employees or other terms of employment.

(b)                            “Solicit” shall mean to recruit, offer, induce or otherwise persuade (or to assist or encourage any other person to do so), directly or indirectly, a Company Employee to terminate his or her employment with the Company and/or to perform services for you or for any other person, whether as a principal, director, officer, employee, agent, representative, partner, member, security holder, consultant, advisor, independent contractor, owner, investor, participant or in any other capacity.